Exhibit 2.3

SECOND AMENDMENT TO SALE CONTRACT

THIS SECOND AMENDMENT TO SALE CONTRACT (this “Amendment”) is made and entered into as of this 16th day of January, 2015 between SMC-UNITED INDUSTRIAL LIMITED PARTNERSHIP, a District of Columbia limited partnership (“Seller”), and TERRENO REALTY LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

A. Seller and Buyer are parties to that certain Sale Contract dated December 6, 2014, as amended by that certain First Amendment to Sale Contract dated January 8, 2015 (collectively, the “Purchase Agreement”).

B. Seller and Buyer desire to modify the Purchase Agreement in accordance with the terms more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Defined Terms. All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Purchase Price. The first sentence of Section 2 of the Purchase Agreement is hereby deleted in its entirety and replace with the following:

The purchase price (“Purchase Price”) for the Property shall be One Hundred Fifteen Million Five Hundred Thousand and No/100 Dollars ($115,500,000.00).

3. Schedules. Schedules 5(a)(v) and 7(d) attached to this Amendment are hereby incorporated into the Purchase Agreement as Schedules 5(a)(v) and 7(d) thereto.

4. Exhibit F. Exhibit F attached to this Amendment is hereby incorporated into the Purchase Agreement as Exhibit F thereto.

5. Expiration of Feasibility Period. Buyer hereby acknowledges that the Feasibility Period has expired.

6. Full Force and Effect. Those provisions of the Purchase Agreement which are not modified by this Amendment are hereby ratified and confirmed by the parties hereto and shall remain in full force and effect, subject to the terms of this Amendment.

7. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Amendment. To facilitate execution of this Amendment, the parties may execute and exchange by email in PDF format counterparts of the signature pages, which shall be deemed an original.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

SELLER:

SMC-United Industrial Limited Partnership, a District of Columbia limited partnership

By:	/s/ Martin K. Alloy
Martin K. Alloy, its general partner

By:	/s/ Faramarz Fardshisheh
Faramarz Fardshisheh, its general partner

By:	SMC-V Street Limited Partnership,
a District of Columbia limited partnership, its general partner

	By:		Stanley Martin Commercial of D.C., Inc.,
a District of Columbia corporation
General Partner

		By:	/s/ Faramarz Fardshisheh
Faramarz Fardshisheh
President

BUYER:

Terreno Realty LLC, a Delaware limited liability company

By:	Terreno Realty Corporation,
a Maryland corporation its manager

	By:		/s/ Gregory N. Spencer
Gregory N. Spencer
Vice President

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